Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS
	Kevin Heine	Steve Lackey
	(212) 635-1569	(212) 635-1578

The Bank of New York Mellon Corporation Reports

Second Quarter Continuing EPS of $0.34 Excluding Merger and Integration Expenses

Second Quarter Continuing EPS of $0.26

Results include a charge related to SILOs of $380 million after-tax, or 33 cents a share

Solid growth in Securities Servicing, Capital Ratios strengthened and Integration on track

NEW YORK, July 17, 2008 — The Bank of New York Mellon Corporation (NYSE:BK) today reported income from continuing operations of $302 million, or $0.26 per share, in the second quarter of 2008. This compares to income from continuing operations of $448 million, or $0.62 per share, in the second quarter of 2007 and $749 million, or $0.65 per share, in the first quarter of 2008.

“In a very challenging environment for financial institutions, we were pleased to generate 12% revenue growth excluding a tax-related SILO charge and investment securities writedowns. During the second quarter we benefited from $13 billion of net flows in asset and wealth management and continued new business wins in securities servicing businesses. Our capital position remains strong and capital ratios strengthened materially versus the first quarter. Continuing EPS, excluding SILO and M&I expenses, increased modestly over the prior year. We continue to stay focused on executing on our growth strategies and integration activities,” said Robert P. Kelly, chief executive officer of The Bank of New York Mellon.

Continuing operations net income and EPS on a quarterly basis

(dollar amounts in millions, except per share amounts)	2Q08		1Q08			2Q07(a)
	After-tax	EPS	After-tax	EPS		After-tax	EPS
Continuing operations	$302	$0.26	$749	$0.65		$448	$0.62
Merger and integration (M&I) expenses	89	0.08	75	0.07		32	0.04
SILO charge	380	0.33	—	—		—	—
Continuing operations excluding M&I expenses and SILO charge	771	0.67	824	0.72		480	0.66
Intangible amortization	77	0.07	75	0.07		19	0.03
Continuing operations excluding M&I expenses, SILO charge and intangible amortization	$848	$0.74	$899	$0.78	(b)	$499	$0.69
(a)	Legacy The Bank of New York only.
(b)	Does not foot due to rounding.

In the second quarter of 2008 the Company recorded a $380 million after-tax charge related to sale-in, lease-out (SILO) transactions. The charge reduced net interest revenue by $377 million in the second quarter. For additional information, see page 9.

The results for the second quarter of 2008 also included net pre-tax costs associated with the writedown of certain investment securities ($152 million), and a pre-tax charge of $22 million for credit monitoring related to lost tapes in our Issuer and Treasury Services segments. The net impact of these items decreased earnings per share by approximately nine cents.

Second Quarter Highlights of The Bank of New York Mellon Corporation (Unless otherwise noted, all comments begin with the results of the second quarter of 2008. This is followed by commentary that compares the current period to pro forma combined results of the second quarter of 2007 unless otherwise noted. The appendix to this release provides the pro forma combined results, without purchase accounting adjustments, resulting from the merger of The Bank of New York and Mellon Financial. Please refer to the Quarterly Earnings Summary for detailed business segment information.)

•

Total revenue on a fully tax equivalent (FTE) basis totaled $3.412 billion and on a pro forma combined basis declined by 3%, compared to the prior year period. During the second quarter, net interest revenue was reduced by the SILO charge ($377 million) and total fee and other revenue was reduced by the writedown of certain investment securities ($152 million). Excluding these items, total revenue increased 12% (represented by fee revenue growth of 7% and net interest revenue growth of 34%). On the same basis, total revenue increased 3% (unannualized) sequentially.

•

Assets under management, excluding securities lending assets, amounted to $1.113 trillion at quarter end. On a pro forma combined basis, this represents an increase of 3% compared with the prior year. Sequentially, assets under management increased 1% (unannualized). Net asset inflows totaled $13 billion for the second quarter of 2008. Assets under custody and administration amounted to $23.0 trillion. On a pro forma combined basis, this represents an increase of 4% compared with the prior year.

•

Asset and wealth management fees totaled $844 million. On a pro forma combined basis, this represents a decrease of $12 million compared to the prior year and an increase of $2 million sequentially. The decrease compared with the prior year period reflects broad declines in the equity markets partially offset by strength in money market flows and certain global equity strategies.

•

Performance fees were $16 million. On a pro forma combined basis, performance fees were $63 million in the second quarter of 2007. In the first quarter of 2008, these fees were $20 million. The year-over-year decline was primarily due to a lower level of performance fees generated from certain equity and alternative strategies.

•

Asset servicing fees totaled $868 million. On a pro forma combined basis, this represents an increase of 25% compared to the second quarter of 2007 reflecting the benefit of higher spreads in securities lending, new business and the fourth quarter 2007 acquisition of the remaining 50% interest in the joint venture with ABN AMRO. On a sequential basis, these fees declined 3% (unannualized) reflecting a decline in securities lending revenue partially offset by new business and revenue synergies. Securities lending fee revenue was $207 million in the second quarter of 2008 compared with $99 million in the prior year period on a pro forma combined basis and $242 million in the first quarter of 2008.

•

Issuer services fees were $444 million. On a pro forma combined basis, these fees increased by 7%, primarily reflecting increases in Depositary Receipts and global corporate trust fees. On a sequential basis, these fees increased by 18% (unannualized) due primarily to seasonality associated with Depositary Receipts.

•

Clearing and execution services fees totaled $270 million. These fees decreased 5% compared with the second quarter of 2007 and increased 1% (unannualized) compared with the first quarter of 2008. In the first quarter of 2008, we sold the B-Trade and G-Trade execution businesses. Adjusting for this transaction, clearing and execution services fees increased 13% compared to the prior year and 5% sequentially.

•

Foreign exchange and other trading activities totaled $308 million. This compares with $176 million in the prior year period on a pro forma combined basis, and $259 million in the first quarter of 2008. The increase compared to the prior year period primarily reflects the benefit of currency volatility and increased client volumes. The increase compared with the first quarter of 2008 primarily reflects continued growth in client volumes and continued volatility, as well as the negative impact of the adoption of FAS 157 in the first quarter of 2008.

Second Quarter Highlights of Continuing Operations – continued

•

Investment income was $45 million. This compares with $77 million in the prior year period on a pro forma combined basis, and $23 million in the first quarter of 2008. The change from both prior periods primarily reflects the change in market value of seed capital investments. Seed capital revenue was $3 million in the second quarter of 2008 compared to $19 million in the second quarter of 2007 and a loss of $19 million in the first quarter of 2008.

•

Securities losses totaled $152 million. This compares with a gain of $1 million in the second quarter of 2007 on a pro forma combined basis, and a loss of $73 million in the first quarter of 2008. Further information on the investment portfolio is detailed on page 8 of this earnings release.

•

Other fee revenue totaled $53 million. Other fee revenue totaled $89 million in the second quarter of 2007 on a pro forma combined basis and $97 million in the first quarter of 2008. The first quarter of 2008 included a gain of $42 million associated with the initial public offering of VISA.

•

Net interest revenue (FTE) totaled $415 million with a net interest margin of 1.16%. The second quarter of 2008 included the SILO charge of $377 million (pre-tax). Excluding the SILO charge, net interest revenue was $792 million and the net interest margin was 2.21%. This compares with net interest revenue of $592 million and a net interest margin of 1.95% in the second quarter of 2007 on a pro forma combined basis, and $773 million and a net interest margin of 2.14% in the first quarter of 2008. The increase in net interest revenue compared with the second quarter of 2007 reflects wider spreads on investment securities and a higher level of average interest earnings assets associated primarily with growth in Securities Servicing, partially offset by the lower value of non-interest bearing deposits in a low interest rate environment.

•

Total noninterest expense was $2.758 billion. This compares to noninterest expense of $2.642 billion in the second quarter of 2007 on a pro forma combined basis, and $2.619 billion in the first quarter of 2008.

Excluding merger and integration expenses and intangible amortization expense, noninterest expense on a pro forma combined basis increased 2% compared with the second quarter of 2007 and 5% (unannualized) compared with the first quarter of 2008. The increases from both periods reflect business growth, the impact of the merit increase ($25 million) in the second quarter of 2008, and the $22 million expense for credit monitoring related to lost tapes. The sequential increase was also impacted by higher incentives, benefits and professional, legal and other purchased services.

On a pro forma combined basis, excluding the SILO charge, merger and integration expenses and intangible amortization expense, we generated more than 500 basis points of positive operating leverage compared to the second quarter of 2007.

•

The provision for credit losses was $25 million in the second quarter of 2008 compared to a credit of $18 million on a pro forma combined basis in the second quarter of 2007 and in the first quarter of 2008 was $16 million.

•

Pre-tax operating margin (FTE) was 18% in the second quarter of 2008. Excluding merger and integration expenses, intangible amortization expense and the SILO charge, the pre-tax operating margin (FTE) was 34%. This compares with 31% in the second quarter of 2007 on a pro forma combined basis and 36% in the first quarter of 2008, excluding merger and integration expenses and intangible amortization expense.

•

The effective tax rate was 50.8% compared with 32.5% in the first quarter of 2008 and 31.9% in the second quarter of 2007. Excluding merger and integration expense and the SILO charge, the effective tax rate was 32.4% in the second quarter of 2008 compared with 33.3% in the first quarter of 2008 and 31.9% in the second quarter of 2007.

Second Quarter Highlights of Continuing Operations – continued

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Total average assets in the second quarter of 2008 were $196 billion, a decrease of $5 billion from the first quarter of 2008. The sale of Mellon 1st Business Bank during the second quarter reduced total assets by $3 billion.

•	Return on average tangible common equity was 26.7% for the second quarter of 2008 and was 59.7% excluding merger and integration expense and the SILO charge.

•	The Tier I capital ratio was 9.13% at June 30, 2008, compared to 8.76% at March 31, 2008.

•

The adjusted tangible common equity to assets ratio was 4.31% at June 30, 2008, compared to 4.14% at March 31, 2008. The period-end balance sheet at June 30, 2008 was impacted by a spike in client deposits. The ratio based on average assets of $196 billion for the second quarter was 4.44%.

•

The unrealized net of tax loss on available-for-sale securities was $1.818 billion at June 30, 2008, a slight increase from $1.789 billion at March 31, 2008, resulting from higher interest rates partially offset by narrower credit spreads.

•	Average diluted shares of 1.147 billion were essentially unchanged compared with the first quarter of 2008.

On July 8, 2008, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Aug. 1, 2008 to shareholders of record as of the close of business on July 23, 2008.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $23 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services more than $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period-to-period results.

Supplemental Financial Information

The Quarterly Earnings Summary and supplemental financial trends for The Bank of New York Mellon Corporation have been updated through June 30, 2008 and are available at www.bnymellon.com (Investor Relations—financial reports).

Conference Call Data

Robert P. Kelly, chief executive officer; Gerald L. Hassell, president; and Thomas P. Gibbons, chief financial officer, along with other members of executive management from The Bank of New York Mellon Corporation, will host a conference call and simultaneous live audio webcast at 9 a.m. EDT on Thursday, July 17, 2008. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release, together with the quarterly earnings summary, will be available at www.bnymellon.com beginning at approximately 7 a.m. EDT on July 17, 2008. Replays of the conference call and audio webcast will be available beginning July 17, 2008 at approximately 2 p.m. EDT through Thursday, July 31, 2008 by dialing (866) 356-4359 (U.S.) or (203) 369-0105 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	June 30, 2008		March 31, 2008	June 30, 2007(a)
Diluted EPS from continuing operations – As reported (GAAP) (b)	$0.26		$0.65	$0.62
Non-GAAP adjusted EPS: Excluding merger and integration expenses and the SILO charge (b)	0.67		0.72	0.66
Memo: Excluding merger and integration, the SILO charge and intangible amortization expense (b)	0.74		0.78	0.69

Diluted EPS from net income (b)	0.27		0.65	0.62

Return on average tangible common equity (annualized):
GAAP	26.7%		49.1%	37.3%
Non-GAAP adjusted (c)	59.7%		53.6%	39.8%

Return on equity (annualized):
GAAP	4.3%		10.2%	15.5%
Non-GAAP adjusted (d)	12.0%		12.2%	17.3%

Fee and other revenue as a percentage of total revenue (FTE)	88	%(e)	79%	78%

Annualized fee and other revenue per employee (based on average headcount) (in thousands)	$280		$281	$274

Non-U.S. percent of revenue (excluding the SILO charge) (FTE)	35%		33%	32%

Pre-tax operating margin (FTE):
GAAP	18%		30%	32%
Non-GAAP adjusted (d)	34%		36%	36%

Net interest margin (FTE)	1.16	%(e)	2.14%	2.01%

Selected average balances:
Interest-earning assets	$144,255		$145,118	$90,557
Total assets	$195,997		$200,790	$114,323
Interest-bearing deposits	$94,785		$92,881	$53,610
Noninterest-bearing deposits	$24,822		$26,240	$15,334
Shareholders’ equity	$28,507		$29,551	$11,566

Average common shares and equivalents outstanding (in thousands):
Basic	1,135,153		1,134,280	713,187
Diluted	1,146,886		1,147,906	722,881

Period-end data
Assets under management (in billions)	$1,113		$1,105	$153
Assets under custody and administration (in trillions)	$23.0		$23.1	$16.7 (f)
Cross-border assets (in trillions)	$10.3		$10.0	$7.4 (f)
Market value of securities on loan (in billions)	$588		$660	$397

Employees	43,100		42,600	23,200

Tier I capital ratio	9.13	%(g)	8.76%	8.09%
Adjusted tangible common equity to assets ratio (h)	4.31%		4.14%	4.53%
Adjusted tangible common equity to average assets ratio	4.44%		4.23%	5.03%
Book value per common share	$24.93		$24.89	$16.50
Tangible book value per common share	$5.00		$4.84	$7.35
Dividends per share	$0.24		$0.24	$0.23
Closing common stock price per share	$37.83		$41.73	$43.93
Market capitalization	$43,356		$47,732	$31,495
(a)	Legacy The Bank of New York only.
(b)	See page 11 for a reconciliation of GAAP to Non-GAAP earnings per share.
(c)	Calculated excluding merger and integration expenses and the SILO charge.
(d)	Calculated excluding merger and integration expenses, the SILO charge and intangible amortization expense.
(e)	Excluding the SILO charge, fee and other revenue as a percentage of total revenue was 79% and the net interest margin was 2.21%.
(f)	Revised for Acquired Corporate Trust Business and harmonization adjustments.
(g)	Preliminary.
(h)	Common equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with tax deductible intangibles divided by total assets less goodwill and intangible assets.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Income Statement

	Quarter ended				Six months ended
(in millions, except per share amounts)	June 30, 2008		March 31, 2008	June 30, 2007(a)	June 30, 2008	June 30, 2007(a)
Fee and other revenue
Securities servicing fees:
Asset servicing	$868		$897	$427	$1,765	$820
Issuer services	444		376	367	820	686
Clearing and execution services	270		267	291	537	573
Total securities servicing fees	1,582		1,540	1,085	3,122	2,079
Asset and wealth management fees	844		842	168	1,686	319
Performance fees	16		20	21	36	35
Foreign exchange and other trading activities	308		259	117	567	244
Treasury services	130		124	55	254	105
Distribution and servicing	110		98	2	208	4
Financing-related fees	50		48	61	98	113
Investment income	45		23	39	68	75
Securities gains (losses)	(152)		(73)	(2)	(225)	-
Other	53		97	34	150	81
Total fee and other revenue	2,986		2,978	1,580	5,964	3,055
Net interest revenue
Interest revenue	1,092		1,656	1,162	2,748	2,183
Interest expense	681		889	710	1,570	1,304
Net interest revenue	411		767	452	1,178	879
Provision for credit losses	25		16	(15)	41	(30)
Net interest revenue after provision for credit losses	386		751	467	1,137	909
Noninterest expense
Staff	1,391		1,352	752	2,743	1,472
Professional, legal and other purchased services	280		252	132	532	262
Net occupancy	139		129	81	268	160
Distribution and servicing	131		130	4	261	8
Software	88		79	57	167	111
Furniture and equipment	79		79	54	158	104
Business development	75		66	37	141	67
Sub-custodian	62		61	42	123	76
Communications	33		32	23	65	42
Clearing and execution	21		9	44	30	81
Other	186		182	87	368	159
Subtotal	2,485		2,371	1,313	4,856	2,542
Amortization of intangible assets	124		122	29	246	57
Merger and integration expenses:
The Bank of New York Mellon Corporation	146		121	35	267	39
Acquired Corporate Trust Business	3		5	12	8	23
Total noninterest expense	2,758		2,619	1,389	5,377	2,661
Income
Income from continuing operations before income taxes	614		1,110	658	1,724	1,303
Provision for income taxes	312		361	210	673	418
Income from continuing operations	302		749	448	1,051	885
Discontinued operations:
Income (loss) from discontinued operations	16		(5)	(4)	11	(9)
Provision (benefit) for income taxes	9		(2)	(1)	7	(3)
Income (loss) from discontinued operations, net of tax	7		(3)	(3)	4	(6)
Net income	$309		$746	$445	$1,055	$879
Earnings per share
Basic:
Income from continuing operations	$0.27		$0.66	$0.63	$0.93	$1.24
Income (loss) from discontinued operations, net of tax	0.01		-	-	-	(0.1)
Net income	$0.27	(b)	$0.66	$0.62 (b)	$0.93	$1.24 (b)
Diluted:
Income from continuing operations	$0.26		$0.65	$0.62	$0.92	$1.23
Income (loss) from discontinued operations, net of tax	0.01		-	-	-	(0.01)
Net income	$0.27		$0.65	$0.62	$0.92	$1.22
(a)	Legacy The Bank of New York only.
(b)	Does not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	June 30, 2008	Dec. 31, 2007
Assets
Cash and due from banks	$5,990	$6,635
Interest-bearing deposits with banks	37,896	34,312
Federal funds sold and securities purchased under resale agreements	16,098	9,108
Securities:
Held-to-maturity (fair value of $1,882 and $2,171)	1,945	2,180
Available-for-sale	42,391	46,518
Total securities	44,336	48,698
Trading assets	5,992	6,420
Loans (includes $276 at fair value at June 30, 2008)	50,568	50,931
Reserve for loan losses	(353)	(327)
Net loans	50,215	50,604
Premises and equipment	1,698	1,731
Accrued interest receivable	510	739
Goodwill	16,565	16,331
Intangible assets	6,273	6,402
Other assets (includes $547 at fair value at June 30, 2008)	15,652	16,676
Total assets	$201,225	$197,656
Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$30,910	$32,372
Interest-bearing deposits in domestic offices	22,832	21,082
Interest-bearing deposits in foreign offices	73,462	64,671
Total deposits	127,204	118,125
Federal funds purchased and securities sold under repurchase agreements	2,488	2,193
Trading liabilities	4,468	4,577
Payables to customers and broker-dealers	9,596	7,578
Commercial paper	25	4,079
Other borrowed funds	1,110	1,840
Accrued taxes and other expenses	6,304	8,101
Other liabilities (including allowance for lending related commitments of $133 and $167, also includes $148 at fair value at June 30, 2008)	5,517	4,887
Long-term debt	15,944	16,873
Total liabilities	172,656	168,253
Shareholders’ equity
Common stock-par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,148,499,006 and 1,146,896,177 shares	11	11
Additional paid-in capital	20,126	19,990
Retained earnings	10,463	10,015
Accumulated other comprehensive loss, net of tax	(1,919)	(574)
Less: Treasury stock of 2,428,711 and 912,896 shares, at cost	(112)	(39)
Total shareholders’ equity	28,569	29,403
Total liabilities and shareholders’ equity	$201,225	$197,656
Note:	The balance sheet at Dec. 31, 2007 has been derived from the audited financial statements as of that date.

Investment Portfolio

At June 30, 2008, investment securities totaled $44.3 billion, which consists of our core portfolio of $41.5 billion and Three Rivers Funding Corp.’s (“TRFC”) portfolio of $2.8 billion. TRFC was consolidated in the fourth quarter of 2007. The unrealized net of tax loss on our total securities available for sale portfolio was $1.818 billion at June 30, 2008, which was comprised of $1.480 billion in our core portfolio and $338 million in our TRFC portfolio. The unrealized net of tax loss at March 31, 2008 was $1.789 billion, which was comprised of $1.523 billion in our core portfolio and $266 million in our TRFC portfolio. The increase in the unrealized net of tax loss in the second quarter of 2008 compared with the first quarter of 2008 resulted from higher interest rates partially offset by narrower credit spreads.

At June 30, 2008, the unrealized net of tax loss on our securities available for sale portfolio decreased our adjusted tangible common equity to assets ratio by 93 basis points. We continue to have the ability and intent to hold our investment securities until any temporary impairment is recovered, or until maturity. The securities in our core asset and mortgage-backed securities portfolio continued to remain highly rated, with 93% rated AAA.

Below are the securities in our core portfolio, at fair value which incorporates our unrealized loss, by credit rating.

Credit ratings for core securities portfolio at June 30, 2008	Variable & Fixed Rate			Subprime Mortgage Securities	Commercial Mortgage- Backed Securities	Asset- Backed Securities CDOs	European Floating Rate Notes	Other	Total	%
(dollar amounts in millions)	Agency	Alt-A	Prime
AAA	$10,456	$6,542	$6,929	$173	$2,740	$16	$8,741	$2,837	$38,434	93%
AA	-	52	27	737	85	18	159	650	1,728	4
A	-	-	18	171	-	8	-	475	672	2
Other	-	32	-	17	-	-	-	229	278	1
Total fair value	$10,456	$6,626	$6,974	$1,098	$2,825	$42	$8,900	$4,191 (a)	$41,112	100%
Amortized cost less writedowns	$10,503	$7,694	$7,370	$1,390	$2,929	$79	$9,245	$4,305	$43,515
Mark-to-market unrealized gain/(loss) (pre-tax)	$(47)	$(1,068)	$(396)	$(292)	$(104)	$(37)	$(345)	$(114)	$(2,403)
Percent of total fair value	25%	16%	17%	3%	7%	-%	22%	10%	100%
(a)	Excludes $.4 billion of unrated investments that principally support our asset management activities.

Below are the securities in the TRFC portfolio, at fair value which incorporates our unrealized loss, by credit rating.

Credit ratings for the TRFC portfolio at June 30, 2008	Variable & Fixed Rate			Subprime Mortgage Securities	Credit Cards	Home Equity Lines of Credit	Other Asset- Backed Securities	Total	%
(dollar amounts in millions)	Agency	Alt-A	Prime
AAA	$95	$1,110	$11	$192	$-	$128	$20	$1,556	57%
AA	-	-	-	33	38	109	27	207	7
A	-	-	-	-	670	144	-	814	30
Other	-	-	-	17	-	140	-	157	6
Total fair value	$95	$1,110	$11	$242	$708	$521	$47	$2,734	100%
Amortized cost less writedowns	$96	$1,456	$12	$273	$744	$669	$50	$3,300
Mark-to-market unrealized gain/loss (pre-tax)	$(1)	$(346)	$(1)	$(31)	$(36)	$(148)	$(3)	$(566)
Percent of total fair value	3%	41%	-%	9%	26%	19%	2%	100%

We routinely test our investment securities for other than temporary impairment (“OTTI”). In the second quarter of 2008, we assumed an additional 17% decline in national home prices over the next two years and estimated the impact it would have on the cash flows underlying individual securities. As a result, we impaired certain securities and wrote them down to current market value and recorded a $152 million pre-tax securities loss associated with OTTI comprising the following:

•	$72 million related to securities backed by Alt-A loans.

•

$50 million related to asset-backed securities (“ABS”) CDOs. At June 30, 2008, the amortized cost/fair value of our total ABS CDOs was $93 million. The amortized cost/fair value of this portfolio, net of OTTI, was 24% of par at June 30, 2008. At June 30, 2008, $14 million (fair value) of ABS CDOs are included in trading assets and $79 million (amortized cost) are included in securities available for sale.

•

$30 million related to securities backed by home equity lines of credit (“HELOC”) in the TRFC portfolio resulting from both a deterioration of specific securities combined with weakening credit support due to below investment grade ratings of certain bond insurers.

Our Alt-A portfolio is 99% AAA-rated and 1% AA-rated. At origination, the portfolio’s weighted-average FICO score was 716 and its weighted-average LTV was 74%. Approximately 50% of the total portfolio is supported by better performing fixed-rate collateral. Finally, the portfolio’s weighted-average current credit enhancement is 13%.

The HELOC securities in the TRFC portfolio are tested for impairment based on the quality of the underlying security and the condition of the monoline insurer providing credit support. Securities were deemed impaired if we expected they would not be repaid in full without the support of the insurer and the insurer was rated below investment grade.

At June 30, 2008, the combined fair value of the core and TRFC subprime mortgage securities portfolios was $1.3 billion with 85% of the portfolios rated AA or higher. The core portfolio is primarily comprised of vintages from 2005 or earlier. The TRFC portfolio is primarily comprised of vintages originated in 2006 and 2007. The weighted-average current credit enhancement on these portfolios was 35% at June 30, 2008.

SILO Transactions

In the second quarter of 2008 we recorded a $380 million charge related to sale-in, lease-out (SILO) transactions. This charge includes $237 million, in accordance with FAS 13-2, related to revising the cash flows associated with the Company’s SILO transactions, as well as $143 million for establishing interest reserves on associated tax benefits. The charge was prompted by recent federal court decisions in BB&T Corp. v. United States and AWG Leasing Trust v. United States, where the tax benefits from certain SILO and lease-in, lease-out (LILO) transactions were denied. In the third quarter of 2008, we expect to deposit funds with the IRS to offset the accrual of interest on the disputed SILO transactions. The cost of the deposit, as well as the recalculation of the cash flows associated with the SILO transactions will result in a decrease in earnings per share of approximately $0.02 per share in both the second half of 2008 and full year 2009. We continue to believe our tax treatment of the SILO transactions was proper under the tax law as it existed at the time the tax benefits were reported. We are currently in discussions with the IRS.

Capital Support Agreements

During the second quarter of 2008, we executed the following capital support agreements: $28.6 million and $18 million covering securities in two short-term short-term net asset value (“NAV”) funds, both in the Asset Management segment. These agreements are in addition to the capital support agreement for the commingled short-term NAV fund (“CNAV fund”) of $55.5 million covering securities related to Whistle Jacket Capital/White Pine Financial, LLC, in the Asset Servicing segment. Under these agreements, we could provide capital in specified circumstances in varying maturities through June 2009. A previously disclosed capital support agreement for the CNAV Fund covering securities related to Thornburg Mortgage Capital Resources was canceled during the second quarter of 2008 resulting in a $12 million credit recorded in Other expense, which was partially offset by $8 million of expense related to the current estimated fair value of the remaining capital support agreements. We continue to monitor exposure to NAV and money market funds that we manage. On a case-by-case basis, depending on future circumstances, we could enter into further capital support agreements with the funds.

Capital Ratios

	Quarter ended
Capital Ratios	June 30, 2008	March 31, 2008	Dec. 31, 2007
Adjusted tangible common equity to assets ratio (a) (b)	4.31%	4.14%	4.96%
Adjusted tangible common equity to average assets ratio	4.44	4.23	5.09
Tier I capital ratio (b) (c)	9.13	8.76	9.32
Total (Tier I plus Tier II) capital ratio (c)	12.63	12.14	13.25
Leverage capital ratio	6.39	6.18	6.53
Average shareholders’ equity to assets ratio	14.54	14.72	13.61
(a)	Common equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets, adjusted for deferred tax liabilities associated with non-tax deductible identifiable intangible assets. The Company’s major credit rating agencies have notified us that in their computation of our capital adequacy, they will give credit for deferred tax liabilities associated with tax deductible goodwill. The regulators are also considering giving credit for deferred tax liabilities in their capital computations. If the ratio had also been adjusted for the benefit of the deferred liability associated with tax deductible goodwill ($548 million) the ratio would have been 31 basis points higher at June 30, 2008.
(b)	Consolidated target ratios for Tier I and adjusted tangible common equity are 8.00% and 5.00%, respectively.
(c)	Preliminary.

Nonperforming Assets

Nonperforming assets	Quarter ended
(dollar amounts in millions)	June 30, 2008	March 31, 2008	June 30, 2007(a)
Loans:
Commercial	$52	$50	$16
Commercial real estate	106	49	-
Residential real estate	55	33	4
Foreign	60	78	6
Total nonperforming loans	273	210	26
Other assets owned	6	5	1
Total nonperforming assets	$279	$215	$27
Nonperforming loans ratio	0.5%	0.4%	0.1%
Allowance for loan losses/nonperforming loans	129.3	149.5	1,084.6
Total allowance for credit losses/nonperforming loans	178.0	231.9	1,596.2
(a)	Legacy The Bank of New York only.

Allowance for Credit Loss, Provision and Net Charge-offs

Allowance for credit loss, provision and net charge-offs	Quarter ended
(dollar amounts in millions)	June 30, 2008	March 31, 2008	June 30, 2007(a)
Allowance for credit losses – beginning of period	$487	$494	$425
Provision for credit losses	25	16	(15)
Sale of Mellon 1st Business Bank	(13)	-	-
SFAS 159 adoption	-	(10)	-
Net (charge-offs)/recoveries:
Commercial	(12)	(6)	-
Leasing	1	-	5
Foreign	-	(5)	-
Other	(2)	(2)	-
Total net (charge-offs)/recoveries	(13)	(13)	5
Allowance for credit losses – end of period	$486	$487	$415
Allowance for loan losses	$353	$314	$282
Allowance for unfunded commitments	133	173	133
(a)	Legacy The Bank of New York only.

The unallocated allowance was 22% at June 30, 2008 compared with 23% at March 31, 2008 and 28% at June 30, 2007.

Consolidated Net Income Including Discontinued Operations

Net income, including discontinued operations, totaled $309 million, or $0.27 per share, in the second quarter of 2008, compared with $746 million, or $0.65 per share, in the first quarter of 2008 and $445 million, or $0.62 per share, in the second quarter of 2007.

Supplemental Information – GAAP to Non-GAAP Reconciliations

Reported amounts are presented in accordance with GAAP. We believe that this supplemental non-GAAP information is useful to the investment community in analyzing the financial results and trends of our business. We believe this information facilitates comparisons with prior periods and reflects the principal basis on which our management internally monitors financial performance. These items also are excluded from our segment measures used internally to evaluate segment performance because management does not consider them to be particularly relevant or useful in evaluating the operating performance of our business segments.

Quarterly reconciliation of earnings per share (in millions, except per share amounts)	2Q08		1Q08			2Q07(a)
	After-tax	EPS	After-tax	EPS		After-tax	EPS
Net income-GAAP	$309	$0.27	$746	$0.65		$445	$0.62
Discontinued operations income (loss)	7	0.01	(3)	-		(3)	-
Continuing operations	302	0.26	749	0.65		448	0.62
Merger and integration (M&I) expenses	89	0.08	75	0.07		32	0.04
SILO charge	380	0.33	-	-		-	-
Continuing operations excluding M&I expenses and SILO charge	771	0.67	824	0.72		480	0.66
Intangible amortization	77	0.07	75	0.07		19	0.03
Continuing operations excluding M&I expenses, SILO charge and intangible amortization	$848	$0.74	$899	$0.78	(b)	$499	$0.69

Year-to-date reconciliation of earnings per share (in millions, except per share amounts)	June 30, 2008		June 30 2007(a)
	After-tax	EPS	After-tax	EPS
Net income-GAAP	$1,055	$0.92	$879	$1.22
Discontinued operations income (loss)	4	-	(6)	(0.01)
Continuing operations	1,051	0.92	885	1.23
Merger and integration (M&I) expenses	164	0.14	42	0.06
SILO charge	380	0.33	-	-
Continuing operations excluding M&I expenses and SILO charge	1,595	1.39	927	1.28	(b)
Intangible amortization	152	0.13	35	0.05
Continuing operations excluding M&I expenses, SILO charge and intangible amortization	$1,747	$1.52	$962	$1.33
(a)	Legacy The Bank of New York only.
(b)	Does not foot due to rounding.

Reconciliation of total revenue (in millions)				2Q08 vs.
	2Q08	1Q08	2Q07(a)	2Q07	1Q08
Fee and other revenue	$2,986	$2,978	$2,929
Net interest revenue	411	767	586
Total revenue – GAAP	3,397	3,745	3,515	(3)%	(9)%
FTE increment	15	15	16
SILO charge	377	-	-
Total revenue (FTE) – non-GAAP, excluding the SILO charge	3,789	3,760	3,531	7%	1%
Securities writedowns	152	74	-
Total revenue (FTE) – non-GAAP, excluding SILO charge and securities writedowns	$3,941	$3,834	$3,531	12%	3%
(a)	Proforma combined.

Supplemental Information – Converted Earnings Per Share

In the merger transaction between The Bank of New York and Mellon Financial, The Bank of New York shareholders received 0.9434 shares of the Company’s common stock for each share of The Bank of New York common stock outstanding on the closing date of the merger. Mellon Financial shareholders received one share of the Company’s common stock for each share of Mellon Financial common stock outstanding on the closing date of the merger.

Converting The Bank of New York Company’s common stock into post-merger share count terms for the second quarter of 2007 increased diluted earnings per share and diluted earnings per share excluding merger and integration expense by $0.03 and increased diluted earnings per share excluding merger and integration expense and intangible amortization by $0.04.

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Three months ended June 30, 2007
(in millions)	The Bank of New York	Mellon Financial(a)	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$427	$271	$(4	)(b)	$694
Issuer services	367	48	-		415
Clearing and execution services	291	4	(10	)(b)	285
Total securities servicing fees	1,085	323	(14)		1,394
Asset and wealth management fees	168	688	-		856
Performance fees	21	42	-		63
Foreign exchange and other trading activities	117	59	-		176
Treasury services	55	66	-		121
Distribution and servicing	2	81	-		83
Financing-related fees	61	8	-		69
Investment income	39	38	-		77
Securities gains (losses)	(2)	3	-		1
Other	34	55	-		89
Total fee and other revenue	1,580	1,363	(14)		2,929
Net interest revenue
Interest revenue	1,162	416	-		1,578
Interest expense	710	282	-		992
Net interest revenue	452	134	-		586
Provision for credit losses	(15)	(3)	-		(18)
Net interest revenue after provision for credit losses	467	137	-		604
Noninterest expense
Staff	752	551	-		1,303
Professional, legal and other purchased services	132	121	-		253
Net occupancy	81	91	-		172
Distribution and servicing	4	151	(14	)(b)	141
Software	57	20	-		77
Furniture and equipment	54	26	-		80
Business development	37	35	-		72
Sub-custodian	42	18	-		60
Communications	23	10	-		33
Clearing and execution	44	-	-		44
Other	87	117	-		204
Subtotal	1,313	1,140	(14)		2,439
Amortization of intangible assets	29	11	-		40
Merger and integration expense:
The Bank of New York Mellon Corporation	35	116	-		151
Acquired Corporate Trust Business	12	-	-		12
Total noninterest expense	1,389	1,267	(14)		2,642
Income
Income from continuing operations before income taxes	658	233	-		891
Provision for income taxes	210	(48)	-		162
Income from continuing operations	448	281	-		729
Discontinued operations:
Income (loss) from discontinued operations	(4)	1	-		(3)
Provision (benefit) for income taxes	(1)	7	-		6
Income (loss) from discontinued operations, net of tax	(3)	(6)	-		(9)
Net income	$445	$275	$-		$720
(a)	Mellon Financial’s results for the second quarter of 2007 include the impact of pre-tax charges associated with merger and integration expenses ($116 million), early redemption of junior subordinated debentures ($46 million), exit costs associated with excess office space ($30 million), and a litigation reserve charge ($5 million), as well as the net benefit of a tax settlement and other discrete tax items ($122 million).
(b)	Adjustment to eliminate intercompany revenue and expenses for Clearing and Execution Services and Asset Servicing paid by Mellon Financial to The Bank of New York.

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to future financial goals, growth in asset management and securities servicing businesses, ability to achieve plans for revenue and expense synergies and the merger of The Bank of New York and Mellon Financial, ability and intention to hold certain securities, expectations and other matters relating to SILO transactions, and possible future activities relating to further capital support agreements. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation (the Company) which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of July 17, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.